PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750

NEWS RELEASE


FOR IMMEDIATE RELEASE                   Contact:Jack Conlon
---------------------                   Chief Financial Officer
October 15, 2003                        (740) 373-3155


                          PEOPLES BANCORP INC. REPORTS
                              THIRD QUARTER RESULTS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. (NASDAQ: PEBO) announced net income of $5,940,000 for the third quarter of 2003, up 24% from $4,796,000 a year ago and up 9% from $5,439,000 for the second quarter of 2003. Diluted earnings per share were $0.55 for the third quarter of 2003 versus $0.56 for the same period last year and $0.51 for the second quarter of 2003. On a year-to-date basis through September 30, 2003, net income grew 15% to $16,394,000, from $14,252,000 a year ago, while earnings per diluted share were $1.55 for the nine months ended September 30, 2003, versus $1.68 for the first nine months of 2002.
         Peoples' increased net income is largely the result of additional net interest income attributable to a higher level of earning assets, as well as enhanced non-interest revenues. However, earnings per share continues to be challenged by significant volumes of assets repricing downward and additional common shares outstanding, including a full quarter's impact of the shares issued as part of the Kentucky Bancshares acquisition last quarter.
          "We are pleased with third quarter results, even as interest rate and economic challenges persist," said Robert E. Evans, Peoples' Chairman and CEO. "Although net interest income remains a key contributor to our earnings growth, our associates are committed to enhancing Peoples' financial performance by diversifying revenues. We believe this focus will help increase long-term shareholder value."
         In the third quarter of 2003, net interest income was $14,085,000 compared to $14,161,000 last quarter and $13,138,000 a year ago. Net interest margin was 3.58% in the third quarter of 2003 versus 3.64% and 4.42% for the second quarter of 2003 and third quarter of 2002, respectively. On a year-to-date basis through September 30, 2003, net interest income totaled $41,889,000 and net interest margin was 3.69% compared to $37,808,000 and 4.49% for the same period in 2002.
         "While the higher level of net interest income is primarily the result of an increase in earning assets, the sustained low interest rate environment continues to compress net interest margin," said Jack Conlon, Peoples' Chief Financial Officer. "In addition, net interest income and margin for the third quarter of 2003 were also impacted by new accounting rules for our trust preferred securities. We continue to focus on minimizing the impact of interest rate changes on Peoples' earnings while also preparing the balance sheet for inevitable rate increases."
         On July 1, 2003, Peoples adopted the reporting requirements of FASB Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"), as required. This adoption resulted in Peoples reclassifying $585,000 of expense on its Trust Preferred Securities to interest expense in the third quarter of 2003. Prior to the adoption of SFAS 150, Peoples recognized the cost of its Trust Preferred Securities as non-interest expense. While this reclassification compressed third quarter net interest margin 14 basis points, it positively impacted Peoples' efficiency and non-interest leverage ratios and had no impact on net income or results of operations.
         Non-interest income was $5,041,000 for the third quarter of 2003, up 24% from $4,066,000 for 2002's third quarter and up 11% from $4,547,000 for the second quarter of 2003. For the nine months ended September 30, 2003, non-interest income totaled $13,523,000 compared to $10,982,000 a year ago. Peoples' increased non-interest income was primarily the result of higher deposit service charge income and mortgage banking revenues, while revenues from Peoples' e-banking services and fiduciary activities also contributed to the increase.
         "Growing non-interest revenues remains one of our key strategic goals, especially in this challenging interest rate environment," commented Mark Bradley, Peoples' Chief Operating Officer. "Recent acquisitions, such as the Kentucky Bancshares acquisition, have provided opportunities to generate additional fee-based revenues through our needs-based approach to fulfilling our customers' financial needs."
         Deposit account service charges totaled $2,196,000 in the third quarter of 2003 and $5,973,000 for the nine months ended September 30, 2003, increases of 12% and 19%, respectively, compared to the same periods last year as a result of higher volumes of overdraft and non-sufficient funds fees. Peoples' fiduciary revenues improved to $1,142,000 for the third quarter of 2003 and $2,586,000 for the nine months ended September 30, 2003, compared to $626,000 and $1,882,000 for the same periods a year ago, respectively. These increases are largely attributable to a one-time fee of $341,000 in the third quarter due to a large special dividend received by several trust customers, as well as an increase in trust assets under management due to the Kentucky Bancshares acquisition. Peoples' mortgage banking activities produced revenues of $400,000 and $967,000 for the three and nine months ended September 30, 2003, respectively, versus $22,000 for both periods last year, as Peoples began selling loans into the secondary market late in the third quarter of 2002. E-banking revenues grew 15% from a year ago, totaling $534,000 for third quarter of 2003 and were up 1% from the prior quarter. The linked quarter increase was lower due to the expected reduction in fees earned on certain debit card transactions as a result of the recent litigation involving VISA and MasterCard. On a year-to-date basis, electronic banking revenues were $1,517,000 in 2003 versus $1,246,000 in 2002, an increase of 22%.
         "Mortgage banking income has provided a boost to non-interest revenues throughout 2003," added Bradley. "However, we anticipate mortgage originations will slow down as the demand for loan refinancing appears to have peaked. We have built our mortgage banking area to be an ongoing line of business, have a good servicing portfolio, and have taken steps to pursue mortgage loan growth to help offset lower mortgage banking revenues in the future."
         Non-interest expense was $9,999,000 in the third quarter of 2003, up 5% compared to $9,479,000 for the same period in 2002. Salaries and benefits, Peoples' largest non-interest expense, totaled $5,031,000 for the quarter ended September 30, 2003, an increase of 5% from a year ago. The increase was due primarily to Peoples adding several new associates in conjunction with acquisitions. For the third quarter of 2003, occupancy and equipment costs increased 14%, as acquisitions and investments in technology produced additional depreciation expense in 2003, while intangible amortization more than doubled from a year ago, also due to acquisitions. The change in classification of the Trust Preferred expense due to the adoption of SFAS 150 partially offset these increases and resulted in non-interest expense being down $43,000 in the third quarter of 2003 compared to the prior quarter. On a year-to-date basis, non-interest expense totaled $29,744,000 through September 30, 2003, up 11% from $26,706,000 last year.
         The non-interest income leverage ratio, defined as non-interest income as a percentage of operating expenses (excluding intangible amortization), serves as a measurement of efficiency and performance. Through the first nine months of 2003, the non-interest income leverage ratio was 47.1%, an improvement from 41.7% a year ago, due to stronger non-interest revenues, controlled expense growth and the adoption of SFAS 150.
         "The improvement in the non-interest leverage ratio reflects our commitment to enhance earnings by reducing reliance on net interest income," commented Bradley. "We also monitor operating expense in order to try to efficiently deliver products and services to our clients but will not sacrifice our ability to satisfy customer needs just to control current expenses."
         At September 30, 2003, loans totaled $921.4 million, up $70.5 million since year-end 2002, due mainly to loans acquired in the Kentucky Bancshares acquisition. In addition, Peoples has internally generated nearly $55 million of commercial loans since year-end 2002, partially offsetting declines in real estate and consumer loans. Throughout 2003, real estate loan balances have declined, due in part to Peoples' increased mortgage banking activities and related selling of loans into the secondary market, while consumer loan balances continue to drop due to the combination of a decrease in demand and Peoples' focus on loan quality. During the third quarter of 2003, total loans grew nearly $5 million, as commercial loan growth exceeded the declines in consumer and real estate loans.
         Nonperforming loans comprised 0.61% of total loans at September 30, 2003 and nonperforming assets comprised 0.39% of total assets, versus 0.88% and 0.55%, respectively, at year-end 2002. In the third quarter of 2003, Peoples' provision for loan losses was $920,000, down from $935,000 in the prior quarter and down 22% from $1,182,000 a year ago, due to Peoples' good asset quality. At September 30, 2003, the allowance for loan losses was $14.4 million compared to $13.1 million at year-end 2002, with nearly half of the increase being the result of the allowance for loan losses acquired in the Kentucky Bancshares acquisition.
          "Maintaining superior asset quality has always been an important objective for Peoples, especially in times of economic uncertainty," stated Bradley. "We are pleased with the overall improvement in our asset quality which reflects a 24% decline in nonperforming loans since year-end 2002. Our loan review programs should continue to identify problem loans in a timely manner which should help us to control future losses and maintain our low nonperforming asset levels."
         In the third quarter of 2003, net loan chargeoffs were $648,000, a 37% decline from $1,024,000 a year ago, which is attributable to fewer troubled commercial loans. Consumer loans, which include overdrafts, comprise the largest portion of net chargeoffs, totaling $370,000 and $474,000 for the three months ended September 30, 2003 and 2002, respectively. Commercial loan net chargeoffs were $39,000 for the third quarter of 2003, down from $374,000 for 2002's third quarter, while real estate net chargeoffs totaled $176,000 and $123,000 for the same periods, respectively.
          "Overall, we are pleased with our third quarter results and short-term performance," summarized Bradley. "We are optimistic that recent strategic initiatives will allow us to produce additional benefits for our customers, associates, and shareholders."
         As previously announced, Peoples will close its Catlettsburg, Kentucky, office later this month due to the proximity of Peoples Bank's full-service office in Ashland. This office closing will allow Peoples to serve customers in this market more efficiently and provide conveniences, such as drive-in service and an ATM. Management does not expect this closure to have a material impact to Peoples' results of operations or financial position.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 50 sales offices and 33 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples or enroll in Peoples' Internet banking product at www.peoplesbancorp.com.


CONFERENCE CALL TO DISCUSS EARNINGS:
         Peoples will conduct a facilitated conference call to discuss third quarter results of operations on October 16, 2003, at 4:00 p.m. EDT, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (877) 735-0939. A webcast of the call can be accessed via the home page and/or Investor Relations section of www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website for 30 days.

SAFE HARBOR STATEMENT:
         Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of technological changes, the effect of economic conditions, the impact of competitive products and pricing, and other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the SEC. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements, except as may be required by applicable laws.

PEOPLES BANCORP INC.  (Nasdaq:  PEBO)
Financial Highlights (Unaudited)

PEOPLES BANCORP INC.
Third quarter 2003 Earnings Release


                                                        ----------------------------------     ----------------------------------
                                                               Three Months Ended                      Nine Months Ended
(in $000's, except per share data)                                September 30,                          September 30,
                                                              2003               2002                2003               2002
                                                        ----------------------------------     ----------------------------------
PER SHARE DATA(a) Net income per share:
   Basic                                                 $        0.56      $        0.58       $        1.58      $        1.72
   Diluted                                               $        0.55      $        0.56       $        1.55      $        1.68
Cash dividends declared per share                        $        0.17      $        0.14       $        0.47      $        0.42
Book value per share                                     $       16.42      $       13.47       $       16.42      $       13.47
Tangible book value per share (b)                        $       12.05      $        9.90       $       12.05      $        9.90
Dividend payout as a percentage of net income                   30.89%             24.90%              29.99%             24.37%
Actual shares outstanding (net of treasury shares)          10,632,858          8,298,828          10,632,858          8,298,828
Weighted average shares outstanding:
   Basic                                                    10,653,999          8,291,496          10,372,617          8,263,928
   Diluted                                                  10,896,461          8,557,503          10,585,655          8,488,445

PERFORMANCE RATIOS
Return on average equity                                        13.85%             17.80%              13.26%             18.63%
Return on average assets                                         1.34%              1.43%               1.29%              1.50%
Non-interest income leverage ratio (c)                          53.36%             43.86%              47.08%             41.71%
Efficiency ratio (d)                                            48.35%             52.61%              50.70%             52.58%
Net interest margin (fully tax equivalent)                       3.58%              4.42%               3.69%              4.49%
Net loan chargeoffs as a percentage of average loans             0.07%              0.12%               0.22%              0.34%

NET CHARGEOFFS
Gross chargeoffs                                         $         935      $       1,223       $       2,675      $       3,323
Recoveries                                               $         287      $         199       $         753      $         524
                                                        ---------------    ---------------     ---------------    ---------------
     Net chargeoffs                                      $         648      $       1,024       $       1,922      $       2,799
                                                        ---------------    ---------------     ---------------    ---------------

(a)  Amounts adjusted for a 5% stock dividend issued August 29, 2003.

(b) Excludes balance sheet impact of intangible assets acquired through use of purchase accounting for acquisitions.

(c) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization).

(d) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income and gain on sale of loans.



             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                   Nine Months Ended
                                                              September 30,                        September 30,
(in $000's)                                                2003              2002               2003              2002
                                                      -------------------------------      -------------------------------
Interest income                                       $      23,550     $     21,683       $      69,819     $     62,310
Interest expense                                              9,465            8,545              27,930           24,502
                                                      --------------   --------------      --------------   --------------
     Net interest income                                     14,085           13,138              41,889           37,808
Provision for loan losses                                       920            1,182               2,686            3,023
                                                      --------------   --------------      --------------   --------------
Net interest income after provision for loan losses          13,165           11,956              39,203           34,785
Net (loss) gain on securities transactions                        2               51                 (25)             102
Net loss on asset disposals                                       9                -                (229)             (14)
Gain on early debt extinguishment                                 -                -                   -              631
Non-interest income:
    Service charges on deposits                               2,196            1,958               5,973            4,999
    Fiduciary revenues                                        1,142              626               2,586            1,882
    Electronic banking revenues                                 534              464               1,517            1,246
    Mortgage banking income                                     400               22                 967               22
    Business owned life insurance                               342              384               1,060            1,085
    Insurance and investment commissions                        338              532               1,100            1,518
    Other non-interest income                                    89               80                 320              230
                                                      --------------   --------------      --------------   --------------
        Total non-interest income                             5,041            4,066              13,523           10,982
Non-interest expense:
    Salaries and benefits                                     5,031            4,771              14,582           13,601
    Occupancy and equipment                                   1,127              988               3,333            2,854
    Amortization of intangible assets                           551              208               1,023              431
    Professional fees                                           458              554               1,442            1,468
    Data processing and software                                385              251               1,035              868
    Franchise taxes                                             284              173                 813              533
    Marketing                                                   200              242                 855              778
    Trust preferred                                               -              621               1,169            1,775
    Other non-interest expense                                1,963            1,671               5,492            4,398
                                                      --------------   --------------      --------------   --------------
        Total non-interest expense                            9,999            9,479              29,744           26,706
                                                      --------------   --------------      --------------   --------------
Income before income taxes                                    8,218            6,594              22,728           19,780
Income taxes                                                  2,278            1,798               6,334            5,528
                                                      --------------   --------------      --------------   --------------
        Net income                                    $       5,940     $      4,796       $      16,394     $     14,252
                                                      ==============   ==============      ==============   ==============

Fully tax equivalent net interest income              $      14,498     $     13,577       $      43,128     $     39,007




               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                      -------------------------------      -------------------------------
                                                            Three Months Ended                   Nine Months Ended
                                                              September 30,                        September 30,
(in $000's)                                                2003              2002               2003              2002
                                                      -------------------------------      -------------------------------
CONSOLIDATED AVERAGE BALANCES
Average gross loans                                   $     909,334     $    863,924       $     885,493     $    813,296
Average earning assets                                    1,625,721        1,227,514           1,563,048        1,159,519
Average intangible assets                                    47,163           28,625              38,886           21,379
Average total assets                                      1,776,494        1,346,722           1,696,986        1,264,047
Average non-interest bearing deposits                       131,456          105,604             121,983           99,096
Average interest bearing deposits:
    Savings                                                 183,508          128,870             170,000          107,579
    Interest-bearing demand deposits                        276,414          287,434             274,744          279,259
    Time deposits                                           474,128          415,473             450,309          384,463
                                                      --------------   --------------      --------------   --------------
        Total average interest bearing deposits             934,050          831,777             895,053          771,301
Average stockholders' equity                          $     171,550     $    107,747       $     164,817     $    101,982
                                                      -------------------------------      -------------------------------



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                                     -----------------   -----------------  -----------------
(in $000's, end of period)                                            September 30,        December 31,      September 30,
                                                                           2003                2002               2002
                                                                     -----------------   -----------------  -----------------
LOAN PORTFOLIO
Commercial, financial, and agricultural                              $        496,975    $        392,528   $        386,413
Real estate, construction                                                      17,714              16,231             20,348
Real estate, mortgage                                                         314,303             331,948            341,131
Consumer                                                                       86,108             103,635            113,533
Credit card                                                                     6,302               6,549              6,202
                                                                     --------------------------------------------------------
     Total loans                                                     $        921,402    $        850,891   $        867,627

ASSET QUALITY
Allowance for loan losses as a percent of total loans                           1.57%               1.54%              1.49%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                                    254.7%              175.3%             171.2%
Nonperforming loans as a percent of total loans (a)                             0.61%               0.88%              0.87%
Nonperforming assets as a percent of total assets                               0.39%               0.55%              0.56%
Nonperforming assets as a percent of total loans and
other real estate owned
    real estate owned                                                           0.75%               0.89%              0.88%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                                    $            874    $            407   $            635
   Renegotiated loans                                                $            684    $          2,439   $          2,439
   Nonaccrual loans                                                  $          4,105    $          4,617   $          4,455
   Other real estate owned                                           $          1,279    $            148   $            124
                                                                     -----------------   -----------------  -----------------
        Total nonperforming assets                                   $          6,942    $          7,611   $          7,653

REGULATORY CAPITAL (b)
Tier 1 risk-based capital                                                      14.54%              15.43%             11.55%
Total risk-based capital ratio (Tier 1 and Tier 2)                             15.88%              16.79%             12.91%
Leverage ratio                                                                  8.88%              10.56%              7.96%
Tier 1 capital                                                       $        152,862    $        139,208   $        104,628
Total capital (Tier 1 and Tier 2)                                    $        166,952    $        151,404   $        116,223
Total risk-weighted assets                                           $      1,051,489    $        901,973   $        900,363

SUPPLEMENTAL DATA
Trust assets under management                                        $        578,958    $        500,338   $        485,074
Employees (full-time equivalent)                                                  498                 462                458
Full service offices                                                               43                  39                 39
Supermarket offices                                                                 4                   4                  4
ATMs                                                                               33                  30                 29
Announced treasury share plans: (c)
    Total shares authorized for plan                                          315,000             202,125            202,125
    Shares purchased (d)                                                       53,340                   -                  -
    Average price (d)                                                $          25.54    $              -   $              -
                                                                     -----------------   -----------------  -----------------

(a)  Nonperforming   loans   include  loans  90  days  past  due  and  accruing,
     renegotiated loans, and nonaccrual loans.

(b)  2003 data based on preliminary analysis and is subject to revision.

(c) 2003 data reflects 2003 Stock Repurchase Program of 315,000 shares (or approximately 3% of outstanding shares); 2002 data reflects 2002 Stock Repurchase Program of 202,125 shares (or approximately 2.5% of outstanding shares). All share amounts adjusted for stock dividends.

(d)  Reflects   treasury  shares  purchased  and  average  price  paid  for  the three-month period ended on the date indicated.

                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS
                                                                              ------------------     ------------------
(in $000's)                                                                       September 30,          December 31,
                                                                                      2003                   2002
                                                                                ------------------     ------------------
ASSETS

Cash and cash equivalents                                                       $          29,823      $          55,550
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $712,288 at September 30, 2003, and $402,048 at
     December 31, 2002)                                                                   719,753                412,100
Loans, net of unearned interest                                                           921,402                850,891
Allowance for loan losses                                                                 (14,423)               (13,086)
                                                                                   ---------------        ---------------
     Net loans                                                                            906,979                837,805
Bank premises and equipment, net of accumulated depreciation                               22,496                 18,058
Goodwill                                                                                   38,908                 25,504
Other intangible assets                                                                     7,586                  5,234
Other real estate owned                                                                     1,279                    148
Other assets                                                                               45,201                 39,962
                                                                                   ---------------        ---------------
          TOTAL ASSETS                                                          $       1,772,025      $       1,394,361
                                                                                   ===============        ===============

LIABILITIES
Non-interest bearing deposits                                                   $         132,977      $         115,907
Interest bearing deposits                                                                 923,352                839,970
                                                                                   ---------------        ---------------
     Total deposits                                                                     1,056,329                955,877
Federal funds purchased, securities sold under repurchase agreements,
      and other short term borrowings                                                      46,877                 48,183
Long-term borrowings                                                                      454,568                203,829
Mandatorily redeemable capital securities of subsidiary trust                              29,155                      -
Accrued expenses and other liabilities                                                     10,465                 10,199
                                                                                   ---------------        ---------------
          TOTAL LIABILITIES                                                             1,597,394              1,218,088

Guaranteed preferred beneficial interests in junior subordinated debentures                     -                 29,090


STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,700,582 shares issued at September 30, 2003, and
   9,421,222 shares issued at December 31, 2002)                                          161,252                129,173
Accumulated comprehensive income, net of deferred income taxes                              4,759                  6,446
Retained earnings                                                                           9,841                 12,650
Treasury stock, at cost ( 67,724 shares at September 30, 2003,
   and 59,351 shares at December 31, 2002)                                                 (1,221)                (1,086)
                                                                                   ---------------        ---------------
          TOTAL STOCKHOLDERS' EQUITY                                                      174,631                147,183
          TOTAL LIABILITIES, BENEFICIAL INTERESTS, AND
                                                                                   ---------------        ---------------
                   STOCKHOLDERS' EQUITY                                         $       1,772,025      $       1,394,361
                                                                                   ===============        ===============



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